EXHIBIT 10.9
CONTINGENT MANUFACTURING ASSIGNMENT AGREEEMENT
     THIS CONTINGENT MANUFACTURING ASSIGNMENT AGREEMENT (this “Assignment”), dated as of November 7, 2007, is made by MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (“MiddleBrook”) and Lex Pharmaceuticals, Inc., a Delaware Corporation (“Lex”).
BACKGROUND STATEMENT
     MiddleBrook and Lex are parties to an Asset Purchase Agreement, dated as of the date of this Assignment (the “Purchase Agreement”), and the Related Agreements (as defined in the Purchase Agreement), pursuant to which (i) Lex has purchased from MiddleBrook certain assets, including the Part 1 Assets (as such term is defined in the Purchase Agreement) and (ii) MiddleBrook and Kef have entered into an Inventory Consignment Agreement, dated as of the date of this Assignment (the “Consignment Agreement”), pursuant to which Kef Pharmaceuticals, Inc. (“Kef”) has consigned the Part 1 Assets to MiddleBrook for sale by MiddleBrook in the ordinary course of MiddleBrook’s business. Pursuant to that certain Manufacturing Agreement, as amended, between MiddleBrook and Ceph International Corp., a Commonwealth of Puerto Rico corporation (“Ceph”), attached as Schedule A to this Assignment (the “Manufacturing Agreement”), MiddleBrook has contracted with Ceph to manufacture certain of the Products (as defined in the Purchase Agreement) pursuant to purchase orders that may be submitted from time to time by MiddleBrook. In the event that the Consignment Agreement terminates, Lex desires to receive from MiddleBrook an assignment of its rights and obligations under the Manufacturing Agreement and desires for Ceph to consent to such assignment. This Assignment sets out the agreement of the parties hereto regarding the contingent assignment of the Manufacturing Agreement from MiddleBrook to Lex.
STATEMENT OF AGREEMENT
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree, for themselves, and their respective successors and assigns, as follows:
     1. Assignment. Upon the date that all of the conditions set forth in Section 2 shall have been satisfied (the “Assignment Date”):
     (a) MiddleBrook hereby assigns all of its right, title and interest in, to and under the Manufacturing Agreement to Lex effective upon satisfaction of the conditions set forth in Section 2;
     (b) Lex hereby accepts such assignment and agrees to assume and perform all of the obligations of MiddleBrook under the Manufacturing Agreement arising as of or after the Assignment Date effective upon satisfaction of the conditions set forth in Section 2; provided, that Lex shall have no obligation to assume, perform or discharge any obligation of MiddleBrook that was breached prior to the Assignment Date; and
     2. Conditions to Assignment. The assignment of the Manufacturing Agreement shall occur upon, but not before, the occurrence of both of the following two conditions, but in no event if MiddleBrook has exercised the right to purchase all of the capital stock of Kef pursuant to that certain stock purchase agreement, dated as of the date hereof, between MiddleBrook and the stockholders of Kef and Deerfield Management, L.P.:
     (a) the termination of the Consignment Agreement; and
     (b) the delivery by Lex to the Manufacturer of a written statement, signed by an officer of Lex, that Lex is accepting the assignment of the Manufacturing Agreement pursuant to the terms and conditions of this Assignment.
     3. No Termination or Amendment. MiddleBrook shall not terminate or amend the Manufacturing Agreement without the written consent of Lex, which consent shall not be unreasonably withheld, delayed or conditioned.
     4. Indemnification.
     (a) MiddleBrook shall defend, indemnify and hold harmless Lex from and against all liabilities, losses, obligations, claims, judgments, awards, relief, settlements, costs and expenses (including costs of any product recall and reasonable attorneys’ fees, experts’ fees, investigation costs and other expenses of litigation) which Lex, its members, managers, shareholders, directors, officers, employees and representatives may suffer or incur arising out of any breach by MiddleBrook of its obligations under the Manufacturing Agreement prior to the Assignment Date.
     (b) Lex shall defend, indemnify and hold harmless MiddleBrook from and against all liabilities, losses, obligations, claims, judgments, awards, relief, settlements, costs and expenses (including costs of any product recall and reasonable attorneys’ fees, experts’ fees, investigation costs and other expenses of litigation) which MiddleBrook, its members, managers, shareholders, directors, officers, employees and representatives may suffer or incur arising out of any breach by Lex of its obligations under the Manufacturing Agreement on or after the Assignment Date.
     (c) Lex agrees to assume all the obligations of MiddleBrook under the Manufacturing Agreement arising after the Assignment Date, and to perform and observe all the covenants and conditions to be performed or observed by MiddleBrook under the Manufacturing Agreement arising after the Assignment Date.
     5. Amendments. This Assignment may not be modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors and assigns.
     6. Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of New York, without regard to principles of conflicts of laws.
     7. Counterparts. This Assignment may be executed and delivered in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which shall constitute one and the same instrument.

A-3

     8. Related Agreements. This Assignment, the Purchase Agreement and the Related Agreements (as defined in the Purchase Agreement), including the appendices, annexes, schedules and exhibits thereto, are intended to be construed as parts of a group of related transactions and shall be construed accordingly.
     9. Negotiation. Subsequent to the execution of this Assignment, MiddleBrook covenants to exercise commercially reasonable efforts to negotiate and enter into with Ceph and Lex a Contingent Manufacturing Assignment Agreement substantially in the form of Exhibit A attached hereto.
[signatures on following page]

A-4

     IN WITNESS WHEREOF, the parties hereto have caused this Contingent Manufacturing Assignment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

MIDDLEBROOK PHARMACEUTICALS,
INC., a	Delaware corporation

By:	/s/ Edward M/ Rudnic

Name: Edward M. Rudnic, Ph.D.
Title: President and Chief Executive Officer

LEX PHARMACEUTICALS INC., a Delaware
corporation

By:	/s/ Peter W. Steelman

Name: Peter W. Steelman
Title: President

A-5